Exhibit 99.1

Timberland Reports First Quarter 2011 Results

  First quarter revenue increased 10.1% to $349.0 million, up 8.5% on a constant dollar basis
  Global retail comparable store sales increased 8.2% versus prior year period, and increased 9.6% in North America
  First quarter diluted earnings per share was $0.35, compared to $0.47 last year

STRATHAM, N.H.--(BUSINESS WIRE)--May 5, 2011--The Timberland Company (NYSE: TBL) today announced first quarter revenue of $349.0 million, a 10.1% increase compared with revenue of $317.0 million for the same period of 2010. First quarter net income declined 30.2% to $18.0 million, or $0.35 per diluted share, compared with net income of $25.7 million, or $0.47 per diluted share, for the same period of 2010.

“Earthkeepers and Outdoor Adventure drove healthy growth this quarter, positive proof that we are on the path toward a stronger and healthier brand and business,” said Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer. “We are making intentional strategic investments as we seek to deliver another year of top line growth, operating margin expansion, and appropriate earnings per share growth. We are confident we have the right strategy and team in place to be the number one outdoor brand on Earth.”

First Quarter Results:

  Revenue increased 10.1% compared to the prior year period and was up 8.5% on a constant dollar basis, reflecting growth across North America, Europe, and Asia.
  North America revenue increased 8.3% to $132.0 million compared to the prior year period, driven by growth across all brands, channels, and genders, including double digit growth in men’s footwear. Europe revenue increased 9.3% to $165.7 million, 8.3% on a constant dollar basis, led by strong performance in men’s and kids’ footwear at wholesale. Asia revenue increased 17.8% to $51.3 million compared to the prior year period, and increased 10.0% on a constant dollar basis, fueled by continued expansion in China, comparable store growth, and new store openings in Taiwan and Hong Kong. Asia’s strong performance was driven by double digit growth in retail apparel and accessories revenue.

  Global footwear revenue increased 10.0% to $248.2 million from the first quarter of 2010, led by double digit growth in men’s and women’s footwear in North America and men’s and kids’ footwear in Europe. Apparel and accessories revenue increased 10.0% to $94.2 million, reflecting growth in every region.
  Global wholesale revenue was up 8.6% to $252.0 million compared to the prior year period. North America and Europe led the favorable year over year comparison, delivering high single-digit wholesale revenue growth. Worldwide consumer direct revenue increased 14.0% to $97.0 million compared to the first quarter of 2010, with growth in all regions. The Company ended the quarter with 229 company-owned stores, a net addition of eight stores compared to the first quarter of 2010, and a net addition of one store compared to the fourth quarter of 2010.
  Operating income for the first quarter of 2011 was $27.9 million, down 29.2% compared to operating income of $39.4 million in the prior year period. Gross margin declined 300 basis points to 46.8%, with higher product costs more than offsetting the positive impacts of double digit revenue growth and product mix. The Company expects higher product costs to continue through 2011; however, the Company expects a positive impact from strategic price increases in the back half of the year. Operating expenses as a percentage of revenue were 38.8% compared to 37.4% in the prior year period. The increase in operating expenses was driven by planned investments in retail, advertising, and enterprise systems initiatives, variable costs associated with strong revenue growth and higher employee related costs. Operating expenses in the first quarter of 2010 included a gain of $1.5 million from the termination of a licensing agreement.
  In the first quarter of 2011, the effective tax rate was 39.1% compared to 34.3% in the first quarter of 2010.
  The Company ended the quarter with $265.3 million in cash and no debt. Accounts receivable increased 13.2% to $178.5 million compared to the prior year period, driven by revenue growth and the timing of sales. Inventory at quarter end was $186.9 million, an increase of 36.5% over a low level in the prior year quarter, driven by the outlook for the remainder of the year, higher product costs, and strategic purchases of core product.

Webcast Information

As previously announced, the Company will be hosting a conference call to discuss first quarter 2011 results today at 8:25 AM Eastern Standard Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 40288472. Replays of this conference call will be available through the investor relations section of the Company’s website.

About Timberland

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company®, howies®, and Mountain Athletics® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in its reports filed with the Securities and Exchange Commission (SEC).

Forward Looking Statements

Certain statements in this press release may be “forward-looking statements”, within the meaning of the federal securities laws, which are subject to material risks and uncertainties. These forward-looking statements are not guarantees of future financial performance or expected benefits. Many factors could affect our current expectations and our actual results, and could cause results to differ materially. Such factors include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release includes discussion of constant dollar revenue change, which excludes the impact of changes in foreign currency exchange rates, and is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on May 5, 2011.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	April 1, 2011	December 31, 2010	April 2, 2010
Assets
Current assets
Cash and equivalents	$265,271	$272,221	$238,540
Accounts receivable, net	178,492	188,336	157,615
Inventory	186,862	180,068	136,941
Prepaid expense	33,002	32,729	29,374
Prepaid income taxes	27,898	25,083	14,389
Deferred income taxes	21,195	22,562	24,448
Derivative assets	5	29	5,444
Total current assets	712,725	721,028	606,751

Property, plant and equipment, net	70,705	68,043	66,245
Deferred income taxes	10,395	15,594	15,379
Goodwill and intangible assets, net	73,548	73,797	89,001
Other assets, net	17,048	13,897	13,652

Total assets	$884,421	$892,359	$791,028

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$67,493	$91,025	$44,265
Accrued expense and other current liabilities	91,325	128,051	88,422
Income taxes payable	15,757	25,760	20,279
Deferred income taxes	-	-	261
Derivative liabilities	4,416	1,690	60
Total current liabilities	178,991	246,526	153,287

Other long-term liabilities	34,699	34,322	37,796

Stockholders’ equity	670,731	611,511	599,945

Total liabilities and stockholders’ equity	$884,421	$892,359	$791,028

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended
	April 1, 2011	April 2, 2010
Revenue	$349,004	$317,042
Cost of goods sold	185,690	159,059

Gross profit	163,314	157,983

Operating expense
Selling	103,076	92,696
General and administrative	32,353	25,899
Total operating expense	135,429	118,595

Operating income	27,885	39,388

Other income/(expense), net
Interest, net	(57)	(66)
Other, net	1,681	(133)
Total other income/(expense), net	1,624	(199)

Income before provision for income taxes	29,509	39,189

Provision for income taxes	11,538	13,442

Net income	$17,971	$25,747

Earnings per share
Basic	$0.35	$0.48
Diluted	$0.35	$0.47
Weighted-average shares outstanding
Basic	50,912	54,166
Diluted	52,004	54,643

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Quarter Ended
	April 1, 2011	April 2, 2010
Cash flows from operating activities:
Net income	$17,971	$25,747
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	7,510	1,352
Share-based compensation	3,611	1,558
Depreciation and amortization	6,129	6,545
Provision for losses on accounts receivable	648	1,468
Excess tax benefit from share-based compensation	(4,198)	(55)
Unrealized (gain)/loss on derivatives	382	(163)
Other non-cash charges/(credits), net	53	(258)
Increase/(decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	11,638	(13,003)
Inventory	(7,165)	20,618
Prepaid expense and other assets	(1,808)	3,723
Accounts payable	(23,416)	(37,065)
Accrued expense	(37,054)	(34,145)
Prepaid income taxes	(2,815)	(2,596)
Income taxes payable	(6,661)	(325)
Other liabilities	837	284
Net cash used by operating activities	(34,338)	(26,315)

Cash flows from investing activities:
Additions to property, plant and equipment	(8,653)	(2,818)
Other	662	23
Net cash used by investing activities	(7,991)	(2,795)

Cash flows from financing activities:
Common stock repurchases	(915)	(19,512)
Issuance of common stock	31,399	719
Excess tax benefit from share-based compensation	4,198	303
Other	(785)	(451)
Net cash provided/(used) by financing activities	33,897	(18,941)

Effect of exchange rate changes on cash and equivalents	1,482	(3,248)

Net decrease in cash and equivalents	(6,950)	(51,299)
Cash and equivalents at beginning of period	272,221	289,839
Cash and equivalents at end of period	$265,271	$238,540

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended
	April 1, 2011	April 2, 2010	Change

Revenue by Segment:
North America	$131,983	$121,858	8.3%
Europe	165,705	151,630	9.3%
Asia	51,316	43,554	17.8%
Total Revenue	$349,004	$317,042	10.1%

Revenue by Product:
Footwear	$248,168	$225,561	10.0%
Apparel and Accessories	94,248	85,689	10.0%
Royalty and Other	6,588	5,792	13.7%

Revenue by Channel:
Wholesale	$252,013	$231,954	8.6%
Consumer Direct	96,991	85,088	14.0%

Comparable Store Sales:
Domestic Retail	9.6%	2.7%
Global Retail	8.2%	4.5%

Comparable store sales include revenues from Company-operated stores for which all of the following requirements have been met: the store has been open at least one year, square footage has not changed by more than 25% within the past year, and the store has not been permanently repositioned within the past year. Sales for stores that are closed for renovation or relocation are not included in the comparable store calculation while closed. Prior year foreign exchange rates are applied to both current year and prior year comparable store sales to achieve a consistent basis for comparison.

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL COMPANY,
NORTH AMERICA, EUROPE AND ASIA REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended
	April 1, 2011
	$ Change	% Change
Revenue increase (GAAP)	$31,962	10.1%
Increase due to foreign exchange rate changes	5,118	1.6%
Revenue increase in constant dollars	$26,844	8.5%

North America Revenue Reconciliation:

	For the Quarter Ended
	April 1, 2011
	$ Change	% Change
Revenue increase (GAAP)	$10,125	8.3%
Increase due to foreign exchange rate changes	269	0.2%
Revenue increase in constant dollars	$9,856	8.1%

Europe Revenue Reconciliation:

	For the Quarter Ended
	April 1, 2011
	$ Change	% Change
Revenue increase (GAAP)	$14,075	9.3%
Increase due to foreign exchange rate changes	1,436	1.0%
Revenue increase in constant dollars	$12,639	8.3%

Asia Revenue Reconciliation:

	For the Quarter Ended
	April 1, 2011
	$ Change	% Change
Revenue increase (GAAP)	$7,762	17.8%
Increase due to foreign exchange rate changes	3,413	7.8%
Revenue increase in constant dollars	$4,349	10.0%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We calculate constant dollar revenue changes by recalculating current year revenue using the prior year’s exchange rates and comparing it to prior year revenue reported on a GAAP basis. We provide constant dollar revenue changes for Total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying results and trends of the business segments excluding the impact of exchange rate changes that are not under management’s direct control. We have a foreign exchange rate risk management program intended to minimize both the positive and negative effects of currency fluctuations on our reported consolidated results of operations, financial position and cash flows. The actions taken by us to mitigate foreign exchange risk are reflected in cost of goods sold and other, net.

CONTACT:
The Timberland Company
Kristyn Van Ostern, 603-773-1655
Investor Relations
kvanostern@timberland.com